Subject to Completion: PROSPECTUS SUPPLEMENT
                     (To Prospectus dated February 27, 2003)
              Preliminary Prospectus Supplement dated April 2, 2004


                          UBS AG COMMODITY LINKED NOTES
 UBS AG $- NOTES LINKED TO THE DOW JONES-AIG COMMODITY INDEX(SM) DUE MAY -, 2005

Issuer:                            UBS AG

Term:                              13 months

Maturity Date:                     May -, 2005

No Interest Payments:              We will not pay you interest during
                                   the term of the Notes.

Underlying Index:                  The return on the Notes is linked to
                                   the performance of the Dow
                                   Jones-AIG Commodity Index(SM) (the
                                   "Index"). The Index is designed
                                   to be a diversified benchmark for
                                   commodities as an asset class. The
                                   Index is composed of twenty futures
                                   contracts on physical
                                   commodities traded on U.S.
                                   exchanges, with the exception of
                                   aluminum, nickel and zinc contracts,
                                   which trade on the London
                                   Metal Exchange (the "LME"). The
                                   Index was designed by AIG
                                   International Inc. ("AIGI") and is
                                   calculated by Dow Jones &
                                   Company, Inc. ("Dow Jones") in
                                   conjunction with AIGI.

Payment at Maturity:               At maturity, you will receive a cash
                                   payment per $1,000 principal
                                   amount of your Notes equal to the
                                   redemption amount.
                                   THE NOTES ARE FULLY EXPOSED TO ANY
                                   DECLINE IN THE LEVEL OF THE INDEX
                                   AND A NEGATIVE INDEX RETURN WILL
                                   REDUCE YOUR CASH PAYMENT AT
                                   MATURITY.

Redemption Amount:                 $989* + ($989 x the Index Return)
                                   *representing $1,000 principal
                                   amount of the Notes x (1 - the
                                   underwriting discount of 1.10% of
                                   the principal amount of the
                                   Notes).

                                   YOU MAY LOSE SOME OR ALL OF YOUR
                                   INVESTMENT IF THE INDEX LEVEL
                                   DECLINES.

Index Return:                      Index ending level - Index starting level
                                   -----------------------------------------
                                           Index starting level

Index starting level:              The Index starting level is -,
                                   the closing level of the Index on
                                   April -, 2004 (the "trade date").

Index ending level:                The Index ending level will be the
                                   closing level of the Index on May -, 2005,
                                   (the "final valuation date").

CUSIP Number:                      -

No Listing:                        The Notes will not be listed or
                                   displayed on any securities
                                   exchange, the Nasdaq National Market
                                   System or any electronic communications
                                   network.

Booking Branch:                    UBS AG, Jersey Branch

YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                     Price to       Underwriting    Proceeds to
                      Public          Discount         UBS AG
Per Note .........
Total ............

UBS INVESTMENT BANK    UBS FINANCIAL SERVICES INC.
Prospectus Supplement dated April -, 2004

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The UBS AG Commodity Linked Notes (the "Notes") are medium-term notes issued by UBS offering full participation in any appreciation or decline of the Dow Jones-AIG Commodity Index(SM) (the "Index") at maturity.

The Index is designed to be a diversified benchmark for commodities as an asset class. The Index is composed of twenty futures contracts on physical commodities traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal Exchange (the "LME"). The Index was designed by AIGI and is calculated by Dow Jones in conjunction with AIGI.

The return on the Notes is linked to the performance of the Index, expressed as a percentage, from April -, 2004 (the "trade date") to May -, 2005 (the
"final valuation date"). The Index Return, which may be positive or negative, will be calculated as follows:

                   Index ending level - Index starting level
    Index Return = -----------------------------------------
                             Index starting level

where the "Index starting level" is the closing level of the Index on the trade date and the "Index ending level" is the closing level of the Index on the final valuation date.

At maturity, the cash payment per $1,000 principal amount of the Notes will be equal to the redemption amount. The redemption amount will equal:

               $989* + ($989 x the Index Return)
               *representing $1,000 principal amount of the Notes x (1 - the underwriting discount of 1.10% of the principal amount of the Notes)

The Notes are exposed to the full downside performance risk of the Index. We will not pay you interest during the term of the Notes.

IF THE INDEX RETURN IS NEGATIVE, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT. IF THE INDEX RETURN IS POSITIVE, THE LEVEL OF THE INDEX MUST INCREASE BY AN AMOUNT SUFFICIENT TO OFFSET THE EFFECT OF THE UNDERWRITING DISCOUNT IN ORDER TO RECEIVE A POSITIVE RETURN ON YOUR NOTES.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes provide the opportunity to fully participate in potential increases in the level of the Index. You will receive 100% of any Index gains at maturity (subject to reduction of the principal amount you receive at maturity by the underwriting discount).

+ DIVERSIFICATION--The Notes provide a degree of diversification to the commodities sector through exposure to the return on futures contracts on twenty different exchange-traded physical commodities that comprise the Index.

+   MINIMUM INVESTMENT--$1,000.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-6.

+ YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the level of the Index. You will lose all or part of your investment if the Index ending level is below the Index starting level. Commodity prices may change unpredictably, affecting the Index level and the value of your Notes in unforeseeable ways. Higher future prices of commodities included in the Index (the "Index Commodities") relative to their current prices may decrease the level of the Index and, accordingly, decrease your return. See "Risk Factors" on page S-6.

+ MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive or negative.

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

+ LIMITED PORTFOLIO DIVERSIFICATION--Owning the Notes may create an overconcentrated position in the commodities sector of your portfolio.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.

+   You believe the Index level will increase during the term of the Notes.

+ You are willing to accept the risk that you may lose some or all of your investment if the Index ending level is below the Index starting level, or not sufficiently above the Index starting level to offset the underwriting discount.

+   You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+ You are not willing to accept the risk that you may lose some or all of your principal.

+ You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.

+ You believe the Index ending level will not exceed the Index starting level by an amount greater than the underwriting discount or that the level of the Index will decline during the term of the Notes.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

+   You seek current income from your investment.

+   You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-33.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid contract with respect to the Index. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long-term capital gain or loss if you held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, THE NOTES SHOULD BE TREATED IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT THE NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS-- ALTERNATIVE TREATMENT" ON PAGE S-33.

UBS AG COMMODITY LINKED NOTES
RETURN PROFILE AT MATURITY


ASSUMPTIONS:



Underlying Index:         Dow Jones-AIG Commodity Index(SM)
Index Starting Level:     150
Initial Investment:       $1,000
Term:                     13 months
Redemption Amount:        $989* + ($989 x the Index Return)
                          *representing $1,000 principal amount of the Notes x (1 - the underwriting discount of 1.10% of the principal amount of the Notes)

The table set forth below shows the hypothetical return on an investment in the Notes for Index Returns ranging from -100% to +100% over the full term of the Notes.


    INDEX            %            $              %
    ENDING         INDEX       PAYMENT       RETURN ON
    LEVEL         RETURN     AT MATURITY       NOTES

--------
    300             100%     $1,978.00           98%
    290              93%     $1,912.07           91%
    280              87%     $1,846.13           85%
    270              80%     $1,780.20           78%
    260              73%     $1,714.27           71%
    250              67%     $1,648.33           65%
    240              60%     $1,582.40           58%
    230              53%     $1,516.47           52%
    220              47%     $1,450.53           45%
    210              40%     $1,384.60           38%
    200              33%     $1,318.67           32%
    190              27%     $1,252.73           25%
    180              20%     $1,186.80           19%
    170              13%     $1,120.87           12%
    160               7%     $1,054.93            5%
  151.67+          1.11%     $1,000.00            0%
--------           ----      ---------           --

    150++             0%     $  989.00        -1.10%
--------           ----      ---------       ------
    140              -7%     $  923.07           -8%
    130             -13%     $  857.13          -14%
    120             -20%     $  791.20          -21%
    110             -27%     $  725.27          -27%
    100             -33%     $  659.33          -34%
     90             -40%     $  593.40          -41%
     80             -47%     $  527.47          -47%
     70             -53%     $  461.53          -54%
     60             -60%     $  395.60          -60%
     50             -67%     $  329.67          -67%
      0            -100%     $    0.00         -100%



+  Breakeven Index Level

++ Index Starting Level

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS

UNDERLYING INDEX:      DOW JONES-AIG COMMODITY INDEX(SM)
Index Starting Level:  150
Initial Investment:    $1,000
Redemption Amount:     $989* + ($989 x the Index Return)
                       *representing $1,000 principal amount of the Notes x
                       (1 - the underwriting discount of 1.10% of the principal
                       amount of the Notes)

EXAMPLE 1 - THE INDEX CLOSES AT 180 ON THE FINAL VALUATION DATE, A 20%
            INCREASE FROM THE INDEX STARTING LEVEL OF 150.

  Index Return           20%
  Redemption Amount      $989* + ($989 x the Index Return) = $989 + ($989 x 20%)
                         = $1,186.80

      A 20% Index Return results in a Redemption Amount of $1,186.80, an 18.7% return on the Notes.

EXAMPLE 2 - THE INDEX CLOSES AT 90 ON THE FINAL VALUATION DATE, A 40%
            DECREASE FROM THE INDEX STARTING LEVEL OF 150.

  Index Return        -40%
  Redemption Amount   $989* + ($989 x the Index Return) = $989 + ($989 x (-40%))
                      = $593.40

      A-40% Index Return results in a Redemption Amount of $593.40, a -40.66% return on the Notes.

EXAMPLE 3 - THE INDEX CLOSES AT 151.5 ON THE FINAL VALUATION DATE, A 1%
            INCREASE FROM THE INDEX STARTING LEVEL OF 150.

  Index Return        1%
  Redemption Amount   $989* + ($989 x the Index Return) = $989 + ($989 x 1%)
                      = $998.89

      A 1% Index Return results in a Redemption Amount of $998.89, a -0.11% return on the Notes. Despite a 1% gain in the Index, the Notes' return is negative because of the 1.10% underwriting discount.

--------------------------------------------------------------------------------

RISK FACTORS

Your investment in the Notes will involve risks. The Notes are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Notes is linked to the performance of the Dow Jones-AIG Commodity Index(SM) (the "Index") and you may lose some or all of the principal amount you invest. As described in more detail below, the trading price of the Notes may vary considerably before the maturity date, due, among other things, to fluctuations in the price of commodities that make up the Index and other events that are difficult to predict and beyond our control. Investing in the Notes is NOT equivalent to investing directly in the commodities comprising the Index or the Index itself. This section describes the most significant risks relating to an investment in the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a fixed amount at maturity. We will pay you at maturity the redemption amount per $1,000 principal amount of your Notes, which will depend on the level of the Index. Because the level of the Index is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than your principal amount. You will lose some of your investment if the level of the Index does not increase by an amount greater than the underwriting discount. If the Index Return is negative, you will lose some or all of your investment. If the Index Return is positive, the level of the Index must increase by an amount sufficient to offset the underwriting discount in order to receive a positive return on your Notes. See "Specific Terms of the Notes" beginning on page S-26.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS, INCLUDING VOLATILE COMMODITIES PRICES

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index will affect the market value of the Notes more than any other factor. Other factors described in detail in the paragraphs below that may influence the market value of the Notes include:

+ the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index)

+ the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities

+    the time remaining to the maturity of the Notes

+ supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker

+ economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts on the Index that affect commodities and futures markets generally or

+    the creditworthiness of UBS

RISK FACTORS
--------------------------------------------------------------------------------

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor. The following paragraphs describe the expected impact of the market value of your Notes given a change in a specific factor, assuming all other conditions remain constant.

  SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES.

  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price". Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes.

  RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE NOTES.

  Because the Notes are linked to the Index which reflects the return on futures contracts on twenty different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year. However, Dow Jones and AIGI may not discover every discrepancy. Furthermore, the annual weightings for the Index are determined each year in June and announced in July by AIGI under the supervision of an index oversight committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. Finally, subject to the minimum/maximum diversification limits described in "The Dow Jones-AIG Commodity Index - Diversification Rules" on page S-18, the exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

  HIGHER FUTURE PRICES OF THE INDEX COMMODITIES RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.

  The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as "rolling". If the market for these contracts is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield". While many of the contracts included in the Index

RISK FACTORS
--------------------------------------------------------------------------------

  have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the Index and, accordingly, decrease the payment you receive at maturity.

CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Dow Jones & Company, Inc. ("Dow Jones") and AIG International Inc. ("AIGI"), a subsidiary of American International Group, Inc., concerning the methodology and calculation of the Index, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Dow Jones and AIGI, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and AIGI discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index starting level or the Index ending level are not available because of a market disruption event or for any other reason, the calculation agent - which will initially be UBS Securities LLC, an affiliate of the Issuer - will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index ending level is required to be determined, the calculation agent - which will initially be UBS Securities LLC, an affiliate of the Issuer - will instead make a good faith estimate in its sole discretion of the Index ending level by reference to a group of commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

HISTORICAL LEVELS OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES

The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index. The trading prices of exchange- traded futures contracts on the Index Commodities will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE INDEX LEVEL AND THE VALUE OF YOUR NOTES IN UNFORESEEABLE WAYS

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments and changes in interest rates. These factors may affect the level of the Index and the value of your Notes in varying ways, and different factors may cause the value of different commodities included in the Index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

RISK FACTORS
--------------------------------------------------------------------------------

THE FORMULA FOR DETERMINING THE REDEMPTION AMOUNT DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE INDEX

Changes in the Index during the term of the Notes before the final valuation date will not be reflected in the calculation of the redemption amount payable, if any, at maturity. The calculation agent will calculate the redemption amount by comparing only the Index level on the trade date and the Index level on the final valuation date. No other Index levels will be taken into account. As a result, you may lose some or all of your investment even if the Index has risen at certain times during the term of the Notes before falling to a level below (or not sufficiently above) the Index starting level on the final valuation date.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR HAVE RIGHTS IN THE EXCHANGE- TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES

You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend to make a market for the Notes, although they are not required to do so and may stop making a market in the Notes at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses.

THE NOTES ARE INDEXED TO THE DOW JONES-AIG COMMODITY INDEX NOT THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURN(SM)

The Notes are linked to the Dow Jones-AIG Commodity Index(SM), which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index. The Dow Jones-AIG Commodity Index Total Return(SM) is a "total return" index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Notes are linked to the Dow Jones-AIG Commodity Index(SM), the return on the Notes will not include the total return feature of the Dow Jones-AIG Commodity Index Total Return(SM).

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX COMMODITIES, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX COMMODITIES OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-31, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and we may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level

RISK FACTORS
--------------------------------------------------------------------------------

of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Commodities and other investments relating to Index Commodities or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Commodities that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

TRADING AND OTHER TRANSACTIONS BY AIGI AND DOW JONES IN THE FUTURES CONTRACTS COMPRISING THE INDEX AND THE UNDERLYING COMMODITIES MAY AFFECT THE VALUE OF THE INDEX

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, as well as commodities, including the Index Commodities. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related Indices, and Dow Jones and AIGI and certain of their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Index, which in turn may affect the value of the Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND AIGI AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS and its affiliates are not affiliated with Dow Jones and AIGI in any way (except for licensing arrangements discussed below in "The Dow Jones-AIG Commodity Index" beginning on page S-13) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor AIGI is under any obligation to continue to calculate the Index or required to calculate any successor index. If

RISK FACTORS
--------------------------------------------------------------------------------

Dow Jones and AIGI discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-27 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-29.

The information in "The Dow Jones-AIG Commodity Index" section beginning on page S-11 has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is not publicly available). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index, AIGI, and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-30. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Commodities or the Index has occurred or is continuing on the day when the calculation agent will determine the Index ending level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of the Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-27.

INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX

At any time during the term of the Notes, the daily calculation of the Index may be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation

RISK FACTORS
--------------------------------------------------------------------------------

of the Index reflects the maximum permitted price change from the previous day's settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated.

AIGI MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED

A futures contract known as a "Designated Contract" has been selected as the reference contract for each underlying physical commodity. See "Composition of the Index--Designated Contracts for each Commodity". Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones-AIG Commodity Index Oversight Committee, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Index.

UBS' RIGHT TO USE THE INDEX

UBS has been granted a non-exclusive right to use the Index and related service marks and trademarks in connection with the Notes. If UBS breaches its obligations under the license, AIGI and Dow Jones will have the right to terminate the license. If AIGI and Dow Jones choose to terminate the license agreement, UBS still has the right to use the Index and related service marks and trademarks in connection with the Notes until their maturity, provided that UBS cures its breach within thirty days of the termination of the license. If UBS fails to cure this breach, it may become difficult for UBS to determine the redemption amount of the Notes. The calculation agent in this case will determine the Index ending level or the fair market value of the Notes -- and thus the amount payable at maturity -- in a manner it considers appropriate in its reasonable discretion.

--------------------------------------------------------------------------------

THE DOW JONES-AIG COMMODITY INDEX

The following is a description of the Dow Jones-AIG Commodity Index(Reg. TM) (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is not publicly available). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index, AIGI, and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes. Dow Jones and AIGI have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

OVERVIEW

The Index was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Index currently is composed of the prices of twenty exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, please see Appendix A to this section. The commodities included in the Index for 2004 are: aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade ("CBOT").

The Index is a proprietary index that Dow Jones and AIGI developed and that Dow Jones, in conjunction with AIGI, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and AIGI, at any time. At present, Dow Jones disseminates the Index value approximately every fifteen (15) seconds (assuming the Index value has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time) and publishes a daily Index value at approximately 4:00 p.m. (New York time), on each DJ-AIG Business Day (as defined below) on its website at http://www.djindexes.com. A DJ-AIG Business Day is a day on which the sum of the Commodity Index Percentages (as defined below in "Annual Reweightings and Rebalancings of the Dow Jones-AIG Commodity Index") for the Index Commodities that are open for trading is greater than 50%. For example, based on the weighting of the Index Commodities for 2004, if the Chicago Board of Trade (CBOT) and the New York Mercantile Exchange (NYMEX) are closed for trading on the same day, a DJ-AIG Business Day will not exist.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, as well as commodities, including commodities included in the Index. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, and AIGI and Dow Jones and their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Index, which in turn may affect the value of the Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

THE DOW JONES-AIG COMMODITY INDEX OVERSIGHT COMMITTEE

Dow Jones and AIGI have established the Dow Jones-AIG Commodity Index Oversight Committee to assist them in connection with the operation of the Index. The Dow Jones-AIG Commodity Index Oversight Committee includes prominent members of the financial, academic and legal communities selected by AIGI and meets annually to consider any changes to be made to the Index for the coming year. The Dow Jones-AIG Commodity Index Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June by AIGI. Following the Dow Jones-AIG Commodity Index Oversight Committee's annual meeting in June or July, the annual weightings are publicly announced in July.

FOUR MAIN PRINCIPLES GUIDING THE CREATION OF THE DOW JONES-AIG COMMODITY INDEX

The Index was created using the following four main principles:

+ ECONOMIC SIGNIFICANCE. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

     The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

+ DIVERSIFICATION. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

+ CONTINUITY. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Index.

+ LIQUIDITY. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

--------------------------------------------------------------------------------

These principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIGI.

COMPOSITION OF THE INDEX

   COMMODITIES AVAILABLE FOR INCLUSION IN THE INDEX

A number of commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange ("LME"), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 20 Index Commodities selected for 2004 are as follows: aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

     DESIGNATED CONTRACTS FOR EACH COMMODITY

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Dow Jones-AIG Commodity Index Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Dow Jones-AIG Commodity Index Oversight Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Dow Jones-AIG Commodity Index Oversight Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the commodities included in the Index for 2004 are as follows:

                               [GRAPHIC OMITTED]



                                                                                                   Current
COMMODITY           DESIGNATED CONTRACT           EXCHANGE   UNITS            PRICE QUOTE       WEIGHTING**
------------------- ----------------------------- ---------- ---------------- ----------------- ------------
Aluminum            High Grade Primary Aluminum   LME        25 metric tons   $/metric ton          6.75%
Cocoa               Cocoa                         CSCE       10 metric tons   $/metric ton          1.74%
Coffee              Coffee "C"                    CSCE       37,500 lbs       cents/pound           2.95%
Copper*             High Grade Copper             COMEX      25,000 lbs       cents/pound           6.59%
Corn                Corn                          CBOT       5,000 bushels    cents/bushel          7.05%
Cotton              Cotton                        NYCE       50,000 lbs       cents/pound           2.58%
Crude Oil           Light, Sweet Crude Oil        NYMEX      1,000 barrels    $/barrel             13.27%
Gold                Gold                          COMEX      100 troy oz.     $/troy oz.            5.49%
Heating Oil         Heating Oil                   NYMEX      42,000 gallons   cents/gallon          3.50%
Live Cattle         Live Cattle                   CME        40,000 lbs       cents/pound           5.56%
Lean Hogs           Lean Hogs                     CME        40,000 lbs       cents/pound           5.31%
Natural Gas         Henry Hub Natural Gas         NYMEX      10,000 mmbtu     $/mmbtu               8.97%
Nickel              Primary Nickel                LME        6 metric tons    $/metric ton          1.80%
Silver              Silver                        COMEX      5,000 troy oz.   cents/troy oz.        2.49%
Soybeans            Soybeans                      CBOT       5,000 bushels    cents/bushel          9.83%
Soybean Oil         Soybean Oil                   CBOT       60,000 lbs       cents/pound           2.68%
Sugar               World Sugar No. 11            CSCE       112,000 lbs      cents/pound           2.79%
Unleaded Gasoline   New York Harbor               NYMEX      42,000 gal       cents/gallon          4.55%
                     Unleaded Gasoline
Wheat               Wheat                         CBOT       5,000 bushels    cents/bushel          4.82%
Zinc                Special High Grade Zinc       LME        25 metric tons   $/metric ton          2.31%

----------

* The Dow Jones-AIG Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Index.

** The column in the above table titled "Current Weighting" reflects the approximate weightings as of March 30, 2004 of the 20 commodities currently included in the Dow Jones-AIG Commodity Index.

In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Dow Jones-AIG Commodity Index.

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THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

     COMMODITY GROUPS

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to "Commodity Groups". The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:



                               [GRAPHIC OMITTED]



COMMODITY GROUP:       COMMODITIES:          COMMODITY GROUP:     COMMODITIES:
--------------------   ------------------    ------------------   ------------
 Energy                Crude Oil              Livestock           Cattle
                       Heating Oil                                Hogs
                       Natural Gas
                       Unleaded Gasoline      Grains              Corn
                                                                  Soybeans
 Precious Metals       Gold                                       Wheat
                       Platinum
                       Silver                 Softs               Cocoa
                                                                  Coffee
 Industrial Metals     Aluminum                                   Cotton
                       Copper                                     Sugar
                       Lead
                       Nickel                 Vegetable Oil       Soybean Oil
                       Tin
                       Zinc




ANNUAL REWEIGHTINGS AND REBALANCINGS OF THE DOW JONES-AIG COMMODITY INDEX

The Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee, announced in July and implemented the following January. The composition of the Index for 2004 was approved by the Dow Jones-AIG Commodity Index Oversight Committee at a meeting held in July 2003. The next scheduled Dow Jones-AIG Commodity Index Oversight Committee meeting will take place in June 2004. Any changes in Index composition will be announced in July 2004, to take effect in January 2005. Accordingly, the next Index reweighting and rebalancing will take place in January 2005.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

     DETERMINATION OF RELATIVE WEIGHTINGS

The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in Index, liquidity is measured by the Commodity Liquidity Percentage ("CLP") and production by the Commodity Production Percentage ("CPP"). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage ("CIP") for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (the "Index Commodities") and their respective percentage weights.

     DIVERSIFICATION RULES

The Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of the applicable year:

+ No related group of commodities designated as a "Commodity Group" e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Index.

+   No single commodity may constitute more than 15% of the Index.

+ No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.

+ No single commodity that is in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

     COMMODITY INDEX MULTIPLIERS

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year (the "CIM Determination Date"), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Index, are used to determine a "Commodity Index Multiplier" or "CIM" for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

CALCULATIONS

The Index is calculated by Dow Jones, in conjunction with AIGI, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

the CIMs for the Index commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Index value to calculate the current Index value. Dow Jones disseminates the Index value approximately every fifteen (15) seconds (assuming the Index value has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily Index value at approximately 4:00 p.m. (New York time) on each DJ-AIG Business Day on its website at http://www.djindexes.com.

THE INDEX IS A ROLLING INDEX

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule. This process is known as "rolling" a futures position. The Index is a "rolling index".

INDEX CALCULATION DISRUPTION EVENTS

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index will be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day,

(b) the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement price,

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index, or

(d) with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE DOW JONES-AIG COMMODITY INDEX


     Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Commodities will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index on March 31, 2004 was 150.837. For purposes of determining the Index Return, the Index starting level will be the closing level of the Index on the trade date.

The chart below shows the performance of the Index from July 31, 1998 through March 31, 2004.

     DATE        SETTLEMENT PRICE        DATE       SETTLEMENT PRICE
-------------   ------------------   -----------   -----------------
  31-Jul-98            90.354        31-May-01           106.091
  31-Aug-98            84.267        29-Jun-01           101.571
  30-Sep-98            90.447        31-Jul-01           102.570
  30-Oct-98            87.457        31-Aug-01           102.225
  30-Nov-98            80.845        28-Sep-01            95.107
  31-Dec-98            77.803        31-Oct-01            90.407
  29-Jan-99            77.189        30-Nov-01            90.959
  26-Feb-99            74.241        31-Dec-01            89.033
  31-Mar-99            81.023        31-Jan-02            88.309
  30-Apr-99            83.997        28-Feb-02            90.476
  28-May-99            78.558        28-Mar-02            99.588
  30-Jun-99            82.599        30-Apr-02            99.431
  30-Jul-99            83.728        31-May-02            97.755
  31-Aug-99            88.211        28-Jun-02            99.518
  30-Sep-99            92.435        31-Jul-02            98.826
  29-Oct-99            88.423        30-Aug-02           102.581
  30-Nov-99            90.088        30-Sep-02           106.294
  30-Dec-99            92.273        31-Oct-02           105.053
  31-Jan-00            96.815        27-Nov-02           105.247
  29-Feb-00            98.063        31-Dec-02           110.276
  31-Mar-00            98.524        31-Jan-03           118.644
  28-Apr-00            96.882        28-Feb-03           122.526
  31-May-00           102.843        31-Mar-03           113.171
  30-Jun-00           104.764        30-Apr-03           112.360
  31-Jul-00            99.004        30-May-03           118.821
  31-Aug-00           108.170        30-Jun-03           115.788
  29-Sep-00           106.975        31-Jul-03           116.395
  31-Oct-00           103.820        29-Aug-03           120.898
  30-Nov-00           111.590        30-Sep-03           120.898
  29-Dec-00           114.613        31-Oct-03           126.571
  31-Jan-01           111.374        26-Nov-03           126.087
  28-Feb-01           110.479        31-Dec-03           135.269
  30-Mar-01           105.372        30-Jan-04           137.620
  30-Apr-01           108.708        27-Feb-04           146.445
                                     31-Mar-04           150.837

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

The graph below illustrates the performance of the Index from July 31, 1998 through March 31, 2004.


                               [GRAPHIC OMITTED]


Source: Bloomberg L.P.


                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

LICENSE AGREEMENT

"Dow Jones(SM)," "AIG(Reg. TM)" "Dow-Jones-AIG Commodity Index(SM)," and "DJ-AIGCI(SM)" are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. ("American International Group"), as the case may be, and have been licensed for use for certain purposes by UBS AG. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

Dow Jones, AIGI and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is published by Dow Jones and AIGI, in connection with certain products, including the Notes.

The license agreement between Dow Jones, AIGI and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index(SM), which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to UBS or the Notes. Dow Jones and AIGI have no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity Index(SM). None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Licensee, but which may be similar to and competitive with the Notes. In addition, American International Group, AIGI and their respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index(SM) and the Dow Jones-AIG Commodity Index Total Return(SM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index(SM) and the Notes.

This Prospectus Supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index(SM) components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index(SM) is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. The information in the Prospectus Supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Dow Jones-AIG

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

Commodity Index(SM) components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity Index(SM) in connection with Notes. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity Index(SM), including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS , OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND UBS, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

THE DOW JONES-AIG COMMODITY INDEX
--------------------------------------------------------------------------------

APPENDIX A

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as "short") and acquired by the purchaser (whose position is described as "long") or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin". This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market".

Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. You will receive a cash payment at maturity that is based on the Index Return, which may be positive or negative. The Notes are fully exposed to the downside performance risk of the Index and a negative Index Return will reduce your cash payment at maturity. IN ORDER TO RECEIVE A POSITIVE RETURN ON YOUR NOTES, THE LEVEL OF THE INDEX MUST INCREASE BY AN AMOUNT SUFFICIENT TO OFFSET THE EFFECT OF THE UNDERWRITING DISCOUNT. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX DECLINES.

At maturity, we will pay you an amount in cash for each $1,000 principal amount of the Notes equal to the redemption amount:

                 $989* + ($989 x the Index Return)
                 *representing $1,000 principal amount of the Notes x (1 - the underwriting discount of 1.10% of the principal amount of the Notes)

The "Index Return" will be calculated as follows:

                       Index ending level - Index starting level
        Index Return = -----------------------------------------
                                 Index starting level

The "Index starting level" equals -, the closing level of the Index on the trade date.

The "Index ending level" will equal the closing level of the Index on the final valuation date.

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-26.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index, the market price of the Index Commodities and exchange-traded futures contracts on the Index Commodities, the volatility of commodities prices, economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of Index Commodities and exchange-traded futures contracts on the Index Commodities, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.


We describe the terms of the Notes in more detail below. References to "Index" mean the Dow Jones-AIG Commodity Index.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Index Return, which may be positive or negative. The Notes are fully exposed to the downside performance risk of the Index and a negative Index Return will reduce your cash payment at maturity. IN ORDER TO RECEIVE A POSITIVE RETURN ON YOUR NOTES, THE LEVEL OF THE INDEX MUST INCREASE BY AN AMOUNT SUFFICIENT TO OFFSET THE EFFECT OF THE UNDERWRITING DISCOUNT. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX DECLINES.

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes equal to the redemption amount:

           $989* + ($989 x the Index Return)
           *representing $1,000 principal amount of the Notes x (1 - the underwriting discount of 1.10% of the principal amount of the Notes)

The "Index Return" will be calculated as follows:

                      Index ending level - Index starting level
       Index Return = -----------------------------------------
                               Index starting level

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "Index starting level" equals -, the closing level of the Index on the trade date.

The "Index ending level" will equal the closing level of the Index on the final valuation date.

MATURITY DATE

The maturity date will be May -, 2005, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be May -, 2005, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index ending level on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index ending level be postponed by more than ten business days.

If the determination of the Index ending level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

+ the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index

+ the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day's settlement price

+ the Index is not published or if settlement prices are not published for any individual exchange-traded futures contract included in the Index

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-31.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodities.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+   no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Dow Jones and AIGI discontinue publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index ending level is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If the calculation agent determines that the commodities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the Index Commodities and whether the change is made by Dow Jones and AIGI under their existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index ending level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to Index ending level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index starting level, the Index ending level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Commodities or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Commodities,

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or Commodities, or

+   any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-6 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS
The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.


AS OF JANUARY 31, 2004               CHF         USD
------------------------------   -------     -------
                                    (IN MILLIONS)
Debt
 Debt issued(1) ..............   139,966     111,317
                                 -------     -------
 Total Debt ..................   139,966     111,317
Minority Interest(2) .........     4,260       3,388
Shareholders' Equity .........    36,344      28,905
                                 -------     -------
Total capitalization .........   180,570     143,610
                                 =======     =======

--------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)  Includes Trust preferred securities.


Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.79532.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

Alternative Treatments. Alternatively, it is possible that the Notes should be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

Residents of Switzerland
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Basket Stocks included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS
We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or
Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION
UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to -% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.


TABLE OF CONTENTS


----------------------------------------------------------------
PROSPECTUS SUPPLEMENT



Prospectus Supplement Summary .............     S-1
Risk Factors ..............................     S-6
The Dow Jones-AIG Commodity Index .........    S-13
Valuation of the Notes ....................    S-25
Specific Terms of the Notes ...............    S-26
Use of Proceeds and Hedging ...............    S-31
Capitalization of UBS .....................    S-32
Supplemental Tax Considerations ...........    S-33
ERISA Considerations ......................    S-35
Supplemental Plan of Distribution .........    S-36

PROSPECTUS

Introduction ..............................       3
Cautionary Note Regarding Forward-
   Looking Information ....................       5
Incorporation of Information About UBS
   AG .....................................       7
Where You Can Find More
   Information ............................       7
Presentation of Financial Information .....       8
Limitations on Enforcement of U.S.
   Laws Against UBS AG, Its
   Management and Others ..................       9
Capitalization of UBS .....................       9
UBS .......................................      10
Use of Proceeds ...........................      12
Description of Debt Securities We May
   Offer ..................................      13
Description of Warrants We May Offer.......      35
Legal Ownership and Book-Entry
   Issuance ...............................      52
Considerations Relating to Indexed
   Securities .............................      58
Considerations Relating to Securities
   Denominated or Payable in or Linked to
   a Non-U.S. Dollar Currency .............      61
U.S. Tax Considerations ...................      64
Tax Considerations Under the Laws of
   Switzerland ............................      75
ERISA Considerations ......................      77
Plan of Distribution ......................      78
Validity of the Securities ................      81
Experts ...................................      81


[GRAPHIC OMITTED]


UBS AG
COMMODITY
LINKED NOTES


UBS AG $o NOTES
LINKED TO THE DOW JONES-AIG COMMODITY INDEX(SM)
DUE MAY -, 2005


PROSPECTUS SUPPLEMENT

April -, 2004
(TO PROSPECTUS DATED FEBRUARY 27, 2003)





UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.